                                                                 EXHIBIT 10.41

                              CONSULTING AGREEMENT


                  THIS CONSULTING AGREEMENT made and entered this 1st day of February, 2000, by and between FALCON SHOE MFG. CO., a Maine corporation (the "Company") and THEODORE C. JOHANSON, an individual residing in Auburn, Maine (the "Consultant");

                  WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to retain the services of the Consultant and the Consultant is willing to provide consulting services to the Company.

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Engagement and Term. Subject to the provisions for termination hereinafter set forth, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement by the Company, as a consultant, on the basis as an independent contractor, for a term of five years commencing on February 1, 2000 and ending on January 31, 2005 (the "Term").

2. Duties. The Consultant shall perform such duties and tasks as the Chairman or President of the Company or their respective designees shall assign from time to time during the Term. The minimum number of hours which shall be worked by the Consultant under this Agreement is 200 during the first year of the term beginning February 1, 2000. For the remaining four years of the Term, the Consultant will be on-call to provide such services as are mutually satisfactory. The Consultant shall be generally available to perform any reasonable assignments during the first year of the Term upon reasonable notice.

3. Fees and Expenses. For the due and faithful performance of the services contemplated by this Agreement, the Company will pay to the Consultant during the first year of the Term beginning February 1, 2000 a consulting fee in the amount of $10,000, payable monthly. In the event the Consultant works more than 200 hours in the first year of the Term and for all services rendered in any subsequent year of the Term, he shall be paid $50 per hour payable monthly following the performance of such additional hours. The Company will also pay rent for the Consultant's office at a cost of $500 per month. The Company will also reimburse the Consultant for his reasonable and necessary business expenses related to the performance of his duties hereunder.

                  4. Termination of Agreement. The Agreement shall be terminated upon the first to occur of the following: (a) any failure or inability of the Consultant to observe or perform the agreements, obligations or covenants herein contained, (b) the death of the Consultant, or (c) expiration of the Term.

                  5. Independent Contractor. The Consultant shall be and remain only an independent contractor. Nothing contained herein shall be deemed or construed to create an employer/employee relationship.

                  6. Fringe Benefits. The Consultant shall not be entitled to coverage under any other welfare or insurance benefit plans of the Company or under the Company's profit sharing or 401(k) plan.

                  7. Company Car. The Consultant shall be provided the Company car that he is currently provided under his Employment Agreement; provided, however, that the Company will transfer without additional consideration full title to such car at Consultant's request at which time Consultant will be liable for all further operating and maintenance costs, including insurance.

                  8. Stock Options. The Consultant shall return and release without exercise his 200 Series B Stock Options (vested and nonvested) to purchase 200 shares of common stock of Iron Age Holdings Corporation.

                  9. Non-Competition. The Consultant shall not engage, directly or indirectly, in any employment, ownership or consultant relationship with any competitor of the Company or any of its affiliated companies in any state or Puerto Rico during the Term. The Consultant acknowledges that any violation of this non-competition clause shall entitle the Company to injunctive relief.

                  10. Confidentiality. The Consultant shall maintain strict confidentiality of all proprietary information or documents of the Company and its affiliated companies. Upon termination of this Agreement, the Consultant shall return the original and all copies of all such information to the Company.

                  11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (a)      If to the Company, to:

                               William J. Mills, President and CEO
                               Iron Age Corporation
                               Robinson Plaza Three, Suite 400
                               Pittsburgh, PA  15205

                  (b)      to the Consultant, to

                               P. O. Box 897
                               Auburn, ME  04212

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

                  12. Prior Agreements. This Agreement shall supersede effective February 1, 2000 the Employment Agreement and Non-Competition Agreement dated August 1, 1994 entered into between the Company and the Consultant. Upon the commencement of the Term of this Agreement, said Agreements shall become null and void.

                  13. Governing Law. This Agreement shall interpreted under the laws of the Commonwealth of Pennsylvania.

                  WITNESS the due execution as of the day and year above written.

                                       FALCON SHOE MFG. CO.


                                       By:
                                           -----------------------------------
                                                       Chairman

                                       CONSULTANT


                                       ---------------------------------------
                                                  Theodore C. Johanson


                                      -3-